Exhibit 99.1

Media Contact: Tom Surface
SkyTerra
T: 703-390-1579
M: 703-462-3837 tom.surface@skyterra.com

For Immediate Release

SkyTerra Communications, Inc. Receives Federal Communications Commission Approval for Merger with Harbinger SkyTerra also granted modification of its ATC authorization

Reston, Va., March 26, 2010 – SkyTerra (OTCBB: SKYT) today received approval from the International Bureau of the Federal Communications Commission (FCC) for the transfer of control of the company to Harbinger.

The previously announced merger agreement between SkyTerra and Harbinger calls for SkyTerra to be acquired by a new corporation formed and indirectly wholly-owned by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. At a Special Meeting of Stockholders on March 22, 2010, SkyTerra stockholders overwhelmingly voted to approve the merger agreement with Harbinger.

With both FCC and stockholder approvals now complete, the transaction is expected to close as soon as practicable following the satisfaction of all the conditions to closing.

On a separate item, the FCC’s International Bureau also granted SkyTerra’s application for a modification of certain terms of its ancillary terrestrial component (ATC) authorization. This approval allows SkyTerra to implement its Cooperative Agreement with Inmarsat and deploy a robust terrestrial mobile broadband network, which will be integrated with SkyTerra’s satellite network.

“We’re very encouraged that the FCC has already started to realize the promise of its Broadband Plan,” said Alexander H. Good, chairman, chief executive officer and president of SkyTerra. “The FCC said in the Broadband Plan that it wanted to accelerate efforts to make L-band usable for broadband ATC service. These two orders do exactly that. Approving the transfer of control brings Harbinger’s resources and demonstrated operational commitment to our ATC vision. Approving our modification request makes it possible for us to provide a full measure of spectrum for mobile broadband. We at SkyTerra commend the staff for its diligence, thoughtfulness and professionalism, and Chairman Genachowski for his leadership on this issue.”

Later this year, SkyTerra plans to launch the first of two satellites for coverage of the U.S. and Canada, which are expected to be among the largest and most powerful commercial satellites ever built.

About SkyTerra

SkyTerra is North America’s leading developer and supplier of mobile satellite communications services (MSS). Since 1996 SkyTerra has been providing reliable wireless voice, two-way radio and data services for a wide range of customers across North America, northern South America, Central America, the Caribbean and Hawaii via its two existing MSAT satellites. SkyTerra is at the forefront of the development of the first integrated satellite-cellular communications network, which will provide seamless, transparent, interoperable and ubiquitous wireless coverage of North America using conventional handsets. It has extensive patents on the technology and holds the first FCC license to provide these services. Additional information is available at http://www.skyterra.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to SkyTerra’s plans to consummate the merger described in this news release. Such forward-looking statements are based on current expectations that are subject to risks, uncertainties and other factors. Such factors include, but are not limited to, the risk that the conditions to closing contained in the merger agreement are not satisfied or waived and that there is continued compliance with applicable Canadian regulatory requirements. Therefore, no assurance can be given that the merger will close and that stockholders will receive the $5.00 in cash per share merger consideration. SkyTerra assumes no obligation to update or supplement the information in this news release or any such forward-looking statements. Because the merger is a “going-private” transaction, disclosure made in connection with the merger is not entitled to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and any reference to any claim of reliance on such act contained herein is hereby excluded.

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